As filed with the Securities and Exchange Commission on December 4, 2006
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENERGY METALS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

British Columbia	Not Applicable
(State or Other Jurisdiction of	(IRS Employer Identification
Incorporation or Organization)	Number)

Suite 1238-200 Granville Street
Vancouver, British Columbia
Canada, V6C 1S4
(Address of Principal Executive Offices)

ENERGY METALS CORPORATION
STOCK OPTION PLAN
(Full title of the plan)

Erwin & Thompson LLP
1 East Liberty St. Suite 424
P.O. Box 408
Reno, Nevada 89504
(775) 786-9494
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
	Amount to be	Offering Price	Aggregate Offering	Registration
Title of Securities to be Registered(1)	Registered	Per Share	Price(2)	Fee
Energy Metals Corporation
Stock Option Plan
Common Shares (issued options)(2)	6,676,809	$5.915	$39,493,325.24	$4,225.79

(1) Consists of common shares in the capital of Energy Metals Corporation issued or to be issued on exercise of stock options under the Energy Metals Corporation Stock Option Plan. Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar events.

(2) Determined in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based on the exercise price of options granted but not exercised as at the date hereof based on the average of the high and low sale prices of the common stock as reported on the NYSE Arca on November 30, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the instructions to the registration statement on Form S-8 will be sent or given to persons as required by Rule 428(b)(1) of the rules promulgated under the Securities Act. These documents are not being filed with the Securities and Exchange Commission (the “Commission”) as a part of this registration statement in accordance with Rule 428(b) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents or extracts of documents, which unless otherwise noted have previously been filed by Energy Metals Corporation with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

(a)	Annual Report on Form 40-F for the fiscal year ended June 30, 2006, filed with the Commission on October 2, 2006;

(b)	Amendment to Annual Report on Form 40-F for the fiscal year ended June 30, 2006, filed with the Commission on November 1, 2006;

(c)	Reports of Foreign Issuer on Form 6-K as at November 2, 2006, filed with the Commission on or prior to December 1, 2006; and

(d)

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, such documents to form a part hereof, commencing on the respective dates on which the documents are filed.

For purposes of this Registration Statement, any document or any statement deemed to be incorporated by reference herein or contained in an Incorporated Document shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As authorized by the provisions of the British Columbia Business Corporations Act, we may indemnify our directors and officers or former directors or officers against all costs, charges and expenses (including an amount paid to settle an action or satisfy a judgment actually and reasonably incurred by him or her) in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant, if he acted honestly and in good faith with a view to the best interest of the company and in the case of a criminal or administrative action or proceeding if he or she had reasonable grounds for believing his or her conduct was lawful. The Business Corporations Act also provides for mandatory payment of expenses by the Registrant in certain circumstances.

The Business Corporations Act permits us to indemnify its directors without court approval, and may also require re-imbursement of expenses in certain cases for claims that are successfully defended. We may also advance defence costs in certain cases. The Business Corporations Act also allows us to purchase and maintain insurance for the benefit of our directors and officers.

Our corporate articles provide that, subject to the provisions of the Business Corporations Act, we must indemnify our directors, former directors or alternate directors and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

The effect of these provisions is potentially to indemnify the Registrant’s directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Registrant.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

Exhibit	Description
4.1	Energy Metals Corporation Stock Option Plan
5.1	Opinion of Morton & Company
23.1	Consent of Davidson & Company, Chartered Accountants
23.2	Consent of Counsel (see Exhibit 5.1)

ITEM 9. UNDERTAKINGS.

(1)	The undersigned Registrant hereby undertakes:

	(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, province of British Columbia, Canada on December 1, 2006.

ENERGY METALS CORPORATION

By:	/s/ Paul Matysek
Paul Matysek
President, CEO and Director

The officers, directors and the authorized United States representative of Energy Metals Corporation whose signatures appear below hereby constitute and appoint Paul Matysek and George Lim and each of them, their true and lawful attorneys and agents, with full power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their, his or her substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature and Title	Date

/s/ Paul Matysek	December 1, 2006
Paul Matysek, President, Chief Executive Officer and Director

/s/ George Lim	December 1, 2006
George Lim, Chief Financial Officer

/s/ William Sheriff	December 1, 2006
William Sheriff, Director

/s/ James G. G. Watt	December 1, 2006
James G.G. Watt, Director

/s/ Grayson Hand	December 1, 2006
Grayson Hand, Director

/s/ William Lupien	December 1, 2006
William Lupien, Director

/s/ William B. Harris	December 1, 2006
William B. Harris, Director

ENERGY METALS CORPORATION (USA)
(Authorized US Representative)

By: /s/ Paul Matysek	December 1, 2006
Paul Matysek, President